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                                                                    EXHIBIT 99.2

PIVOTAL PHASE III TARCEVA STUDY PUBLISHED IN THE NEW ENGLAND JOURNAL OF MEDICINE SHOWED SURVIVAL IMPROVEMENT IN ADVANCED NON-SMALL CELL LUNG CANCER

      MELVILLE, N.Y. & SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--July 13, 2005--OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) and Genentech, Inc. (NYSE: DNA) announced today that The New England Journal of Medicine published results from the pivotal Phase III study showing Tarceva(R) (erlotinib) improved survival in patients with advanced non-small cell lung cancer (NSCLC). The U.S. Food and Drug Administration (FDA) approved Tarceva in November 2004 for the treatment of patients with locally advanced or metastatic NSCLC after failure of at least one prior chemotherapy regimen. The global study was conducted by the National Cancer Institute of Canada Clinical Trials Group based at Queen's University in collaboration with OSI Pharmaceuticals, and involved 86 sites from 17 countries around the world. A separate paper published in the same issue reported on an analysis of molecular and clinical markers in tumor samples from a subset of patients in the pivotal trial as correlated with response rate and survival.

      "This Phase III study represents an important medical advance in the field of lung cancer research, and publication in an eminent peer-reviewed journal is testament to the significance of the data," stated Study Chair, Frances A. Shepherd, M.D., FRCPC, Scott Taylor Chair in Lung Cancer Research and Medical Oncologist at the Princess Margaret Hospital, Professor of Medicine at the University of Toronto. "In addition to being the first non-cytotoxic treatment to improve survival in advanced lung cancer, the study showed that Tarceva extended survival across most subsets of patient populations in the trial."

      The Tarceva results published in The New England Journal of Medicine are from a randomized double-blind, placebo-controlled Phase III trial of patients with second and third-line relapsed or refractory NSCLC. Patients who received Tarceva had a 30 percent reduction in the risk of death (hazard ratio (HR)=0.70) compared with patients who received placebo. The median survival was 6.7 months for patients who received Tarceva and 4.7 months for patients who received placebo (a 42.5 percent improvement). In addition, 31 percent of Tarceva-treated patients were alive at one year versus 22 percent in the placebo arm.

      "In 2004, we learned that Tarceva could extend survival for patients with advanced NSCLC and were pleased when Tarceva was approved last year as a treatment for these patients," said Hal Barron, M.D., Genentech's senior vice president of development and chief medical officer. "We remain committed to trying to better understand which patients are most likely to benefit from Tarceva and continue to incorporate these questions into clinical trials that study Tarceva as a single-agent and in combination with other targeted therapies."

ABOUT THE PIVOTAL STUDY

      The pivotal trial for Tarceva included 731 patients with advanced NSCLC for whom one or more chemotherapy regimens had failed. The primary endpoint for the study was survival. In addition to achieving this primary endpoint, Tarceva also met all secondary endpoints of the trial, which included time to symptom deterioration, progression-free survival, and response rate. The study compared the use of 150mg/day Tarceva vs. placebo.

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      "Tarceva is the first non-cytotoxic targeted therapy shown to extend survival in patients with advanced lung cancer and our goal is to learn about which patients would most benefit for treatment with Tarceva," stated Gabe Leung, President of (OSI) Oncology. "Unfortunately, conclusive data from prospective trials and information regarding use of surrogate or molecular markers to identify patients most likely to benefit from Tarceva are not yet available, and additional research is necessary to understand which patients will ultimately benefit most from Tarceva."

ABOUT TARCEVA

      Tarceva is a small molecule designed to target the human epidermal growth factor receptor 1 (HER1) pathway, which is one of the factors critical to cell growth in non-small cell lung cancer (NSCLC) and other solid tumors. HER1, also known as EGFR, is a component of the HER signaling pathway, which plays a role in the formation and growth of numerous cancers. Tarceva is designed to inhibit the tyrosine kinase activity of the HER1 signaling pathway inside the cell, which may block tumor cell growth. Tarceva is the only HER1/EGFR-targeted therapy proven to significantly prolong survival in second-line NSCLC.

      Tarceva was approved by the FDA in November 2004 and is an oral tablet indicated for daily administration for the treatment of patients with locally advanced or metastatic NSCLC after failure of at least one prior chemotherapy regimen. Tarceva also received approval in Switzerland and Canada and received a positive opinion from the European Committee for Medicinal Products for Human Use (CHMP) recommending approval of Tarceva for the treatment of patients with locally advanced or metastatic NSCLC.

      Results from two earlier large, randomized, placebo-controlled clinical trials in first-line advanced NSCLC patients showed no clinical benefit with concurrent administration of Tarceva with doublet platinum-based chemotherapy (carboplatin and paclitaxel or gemcitabine and cisplatin) and its use is not recommended in that setting.

TARCEVA SAFETY

      In the pivotal trial, the most common adverse reactions in patients receiving Tarceva were rash and diarrhea. Rash and diarrhea each resulted in discontinuation of one percent of Tarceva-treated patients. Grade 3/4 rash and diarrhea occurred in nine and six percent of Tarceva-treated patients, respectively. Six and one percent of patients needed dose reduction for rash and diarrhea, respectively. In the Phase III trial, severe pulmonary reactions, including potential cases of interstitial lung disease, were infrequent (less than one percent) and were equally distributed between treatment arms.

ABOUT NON-SMALL CELL LUNG CANCER (NSCLC)

      According to the World Health Organization, there are more than 1.2 million cases worldwide of lung and bronchial cancer each year, causing approximately 1.1 million deaths annually. It is estimated that more than 173,000 people will be diagnosed with lung cancer in the United States in 2005. According to the National Cancer Institute, lung cancer is the single largest cause of cancer deaths in the United States and is responsible for nearly 30 percent of cancer deaths in this country. NSCLC is the most common form of the disease and accounts for almost 80 percent of all lung cancers.

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ABOUT OSI PHARMACEUTICALS

      OSI Pharmaceuticals is committed to "shaping medicines and changing lives" by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for cancer and diabetes patients worldwide. The company operates through two business teams, (OSI) Oncology and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI's flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the U.S. and with Roche throughout the rest of the world.

      In addition to Tarceva, (OSI) Oncology exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for its approved oncology indications and markets Gelclair(R) Bioadherent Oral Gel for the relief of pain associated with oral mucositis. The research and development pipeline consists of novel molecularly targeted anti-cancer agents focused on signal transduction pathways involved in cell proliferation, apoptosis and angiogenesis. The most advanced of these programs, targeting the co-inhibition of c-kit and VEGFR, has two candidates in development.

ABOUT GENENTECH BIOONCOLOGY

      Genentech is committed to changing the way cancer is treated by establishing a broad oncology portfolio of innovative, targeted therapies with the goal of improving patients' lives. The company is the leading provider of anti-tumor therapeutics in the United States. Genentech is leading clinical development programs for Rituxan(R) (Rituximab), Herceptin(R) (Trastuzumab), Avastin(TM) (bevacizumab) and Tarceva(R) (erlotinib), and markets all four products in the United States alone (Avastin and Herceptin), with Biogen Idec Inc. (Rituxan) or with OSI Pharmaceuticals (Tarceva). Genentech has licensed Rituxan, Herceptin, and Avastin, and OSI Pharmaceuticals has licensed Tarceva to Roche for sale by the Roche Group outside of the United States.

      The company has a robust pipeline of potential oncology therapies with a focus on four key areas: angiogenesis, apoptosis (i.e. programmed cell death), the HER pathway and B-cell biology. Potential oncology therapies directed at the HER pathway include a therapeutic antibody currently in Phase II trials. Also in early development are a small molecule directed at the hedgehog pathway, a soluble human protein targeting apoptosis and a humanized anti-CD20 antibody for hematology/oncology indications.

      Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from, or are based on, Genentech science. Genentech manufactures and commercializes multiple biotechnology products directly in the United States and licenses several additional products to other companies. The company has headquarters in South San Francisco, Calif., and is traded on the New York Stock Exchange under the symbol DNA.

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      For full prescribing information, including Boxed Warnings for Avastin,
Rituxan and Herceptin, or for Tarceva full prescribing information, please call 800-821-8590.

REGARDING OSI

      This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

CONTACT: OSI Pharmaceuticals, Inc.
Media and Investors:
Kathy Galante, 631-962-2000
GNE
Media:
Kristina Becker, 650-467-6450
Investors:
Kathee Littrell, 650-225-1034
SOURCE: OSI Pharmaceuticals, Inc.